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                                                                      EXHIBIT 12

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                                             THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)
                                                               6 MONTHS
                                                                 ENDED                      TWELVE MONTHS ENDED
                                                                JUNE 30,                        DECEMBER 31,
                                                               ---------  -------------------------------------------------
                                                                 2002       2001      2000      1999       1998       1997
                                                               ---------  --------- --------- --------- --------- ---------
EARNINGS

Income (loss) from continuing operations before income taxes   $   (36.4) $  (273.0)$    58.8 $   300.1 $   930.4 $   703.0

Add:

Amortization of previously capitalized interest                      5.1        9.8       9.7      11.0      10.7      11.0
Minority interest in net income of
    consolidated subsidiaries with fixed charges                    33.3       26.7      45.6      42.9      33.6      45.1
Proportionate share of fixed charges of investees
    accounted for by the equity method                               1.8        3.1       5.7       5.5       4.8       6.5
Proportionate share of net loss of investees
    accounted for by the equity method                               6.6       44.6      28.4       0.3      --         0.1
                                                                  ------      -----     -----     -----     -----     -----
                 Total additions                                    46.8       84.2      89.4      59.7      49.1      62.7

Deduct:

Capitalized interest                                                 4.0        6.4      12.0      11.8       6.6       6.2
Minority interest in net loss of consolidated subsidiaries           5.0       19.5       8.3       4.2       2.9       3.6
Undistributed proportionate share of net income
    of investees accounted for by the equity method                  0.3        1.1       4.3       2.2      --        --
                                                                  ------      -----     -----     -----     -----     -----
                 Total deductions                                    9.3       27.0      24.6      18.2       9.5       9.8

TOTAL EARNINGS                                                 $     1.1  $  (215.8)$   123.6 $   341.6 $   970.0 $   755.9
                                                                  ======      =====     =====     =====     =====     =====

FIXED CHARGES

Interest expense                                               $   120.6  $   292.4 $   282.6 $   179.4 $   147.8 $   119.5
Capitalized interest                                                 4.0        6.4      12.0      11.8       6.6       6.2
Amortization of debt discount, premium or expense                    4.4        7.1       1.5       0.7       1.2       0.1
Interest portion of rental expense                                  36.8       73.6      73.5      62.1      57.7      63.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                               1.8        3.1       5.7       5.5       4.8       6.5
                                                                  ------      -----     -----     -----     -----     -----

TOTAL FIXED CHARGES                                            $   167.6  $   382.6 $   375.3 $   259.5 $   218.1 $   195.3
                                                                  ======      =====     =====     =====     =====     =====

TOTAL EARNINGS BEFORE FIXED CHARGES                            $   168.7  $   166.8 $   498.9 $   601.1 $ 1,188.1 $   951.2
                                                                  ======      =====     =====     =====   =======     =====


RATIO OF EARNINGS TO FIXED CHARGES                                  1.01          *      1.33      2.32      5.45      4.87
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*Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $215.8 million.